Exhibit 99.1

Innodata Reports Second Quarter 2011 Results

NEW YORK--(BUSINESS WIRE)--July 27, 2011--INNODATA ISOGEN, INC. (NASDAQ: INOD) today reported results for the second quarter and the first six months ended June 30, 2011.

  Total revenue was $16.3 million for the second quarter of 2011, a sequential increase of 11% from $14.7 million in the first quarter of 2011, and a 6% increase from $15.4 million in the second quarter of 2010. The sequential increase primarily reflects higher revenues from eBook-related services and one-time fee of $0.6 million received from one of our customers for an early termination of an engagement.
  The Company reported net earnings of $0.8 million, or $0.03 per diluted share, in the second quarter of 2011, compared with essentially break-even earnings in the first quarter of 2011, and a net loss of $0.9 million or ($0.03) per diluted share, in the second quarter of 2010. The increase in net earnings primarily reflects an increase in gross margins from 27% in the first quarter of 2011 and 21% in the second quarter of 2010 to 30% in the second quarter of 2011.
  In the first half of 2011, revenue was $31.0 million, compared to $30.9 million for the first half of 2010. Pre-tax earnings improved significantly from a pre-tax loss of $1.4 million to pre-tax earnings of $1.1 million. The increase in pre-tax earnings primarily reflects an increase in gross margins from 21% of revenues to 29% of revenues. Net earnings were $0.8 million, or $0.03 per diluted share for the first half of 2011, up from a net loss of $2.3 million, or ($0.09) per diluted share, in the corresponding period of 2010.
  The Company’s balance sheet continues to be strong. Cash and cash equivalents and investments as of June 30, 2011 were $26.9 million, compared to $28.6 million as of March 31, 2011.
  The Company paid approximately $0.9 million to repurchase approximately 342,000 shares of its common stock during the second quarter of 2011 under the $2.1 million share repurchase program that the Company announced in July 2010. Through the end of the second quarter, the Company repurchased a total of 606,000 shares under this program at a total cost of $1.7 million.

In the second quarter, the Company launched a new segment, Innodata Advanced Data Solutions (“IADS”), to provide advanced data analytics to a variety of industries. The financial results reported for the second quarter of 2011 include $300,000 in start-up operating costs for IADS and $400,000 in start-up capital costs for IADS. The IADS segment, which will constitute a reporting segment in the Company’s filings with the Securities and Exchange Commission, currently consists of two new divisions, Synodex and docGenix. The Synodex division focuses on the information needs of the healthcare and insurance industries. The docGenix division is focusing on risk management data solutions for the financial services industry.

“We are pleased with our progress this quarter. Our year-over-year and sequential increases in revenue and earnings reflect the success we have had this year at increasing the volume and profitability of the new business we booked. Looking ahead, we expect continued improvement in financial performance, with 2011 third quarter revenues approximating $17.5 million or more,” said Jack Abuhoff, Chairman and CEO of Innodata. “From a strategic perspective, we see the IADS segment as a vehicle for leveraging some of Innodata’s core strengths in digitization, XML services, legal and medical analysis, and content technologies for the benefit of new markets and customers that we have not traditionally served. We believe that the IADS segment will be an important contributor to our three-year growth plan.”

Innodata announced on July 12 that the U.S. Commodity Futures Trading Commission (CFTC) had selected Innodata’s new docGenix division to be a member of its recently formed Technology Advisory Subcommittee on Data Standardization. The CFTC has stated that the purpose of the Subcommittee is to develop recommendations regarding a standardized reference data depository representing the universe of legal and financial terms utilized in describing, defining, and valuing the various derivatives and other financial instruments which are presently traded, and in the future may be traded, on and off regulated exchanges.

Timing of Conference Call with Q&A

Innodata Isogen will conduct an earnings conference call, including a question and answer period, at 11AM EDT today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-800-768-6570 (Domestic)
1-785-830-1942 (International)

1-888-203-1112 (Domestic Replay)
1-719-457-0820 (International Replay)

Pass code on replay only: 5406898

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata-isogen.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata Isogen

Innodata Isogen (NASDAQ: INOD) is a leading provider of business process, technology and consulting services, as well as products and solutions, that help our valued clients create, manage, use and distribute digital information. Propelled by a culture of quality, service and innovation, we have developed a client base that includes many of the world’s most preeminent media, publishing and information services companies, as well as leading enterprises in information-intensive industries such as aerospace, defense, financial services, government, healthcare, high technology, insurance, intelligence, manufacturing and law.

Recent honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata has offices and operations in the United States, the United Kingdom, Israel, India, Sri Lanka, and the Philippines.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the Company's contracts with its customers and the ability of customers to reduce, delay or cancel projects, including projects that the Company regards as recurring; continuing revenue concentration in a limited number of clients; continuing reliance on project-based work; inability to replace projects that are completed, cancelled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

INNODATA ISOGEN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Revenues	$16,257	$15,386	$30,958	$30,860

Operating costs and expenses:
Direct operating expenses	11,370	12,107	22,043	24,379
Selling and administrative expenses	4,071	3,770	8,124	7,905
Interest income, net	(170)	(33)	(279)	(35)

Total	15,271	15,844	29,888	32,249

Income (loss) before provision for income taxes	986	(458)	1,070	(1,389)

Provision for income taxes	228	416	297	889

Net income (loss)	758	(874)	773	(2,278)

Loss attributable to non-controlling interests	49	-	49	-

Net income (loss) attributable to Innodata Isogen, Inc. and Subsidiaries	$807	$(874)	$822	$(2,278)

Income (loss) per share attributable to Innodata Isogen, Inc. and Subsidiaries:

Basic and diluted	$.03	$(.03)	$.03	$(.09)

Weighted average shares outstanding:

Basic	25,059	25,419	25,107	25,400
Diluted	25,308	25,419	25,262	25,400

INNODATA ISOGEN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$11,690	$14,120
Short term investments - other	9,190	8,875
Accounts receivable, net	9,621	8,389
Prepaid expenses and other current assets	3,455	3,842
Deferred income taxes	1,426	1,581

Total current assets	35,382	36,807

Property and equipment, net	4,165	4,284

Other assets	3,474	2,684

Long term investment - other	6,038	5,000

Deferred income taxes	3,392	2,797

Goodwill	675	675

Total assets	$53,126	$52,247

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$2,867	$3,047
Accrued salaries, wages and related benefits	5,175	4,870
Income and other taxes	1,793	1,852
Current portion of long term obligations	658	458
Deferred income taxes	260	492

Total current liabilities	10,753	10,719

Deferred income taxes	153	137

Income and other taxes - long term	368	349

Long term obligations	2,643	1,604

Non-controlling interests	(49)	-

Stockholders' equity	39,258	39,438

Total liabilities and stockholders’ equity	$53,126	$52,247

CONTACT:
Innodata Isogen, Inc.
Raj Jain, 201-371-8024
Director Finance
rjain@innodata-isogen.com